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                                                                    EXHIBIT 4.24

Saliva Diagnostic Systems, Inc.
11719 NE 95th Street
Vancouver, Washington 98682

Gentlemen:

           This letter will confirm our mutual agreement to modify the terms of our engagement as exclusive placement agent to act on behalf of Saliva Diagnostic Systems, Inc. (the "Company") in connection with the offer and sale of up to $3,000,000 aggregate principal amount of the Company's Convertible Preferred Stock, Series 1998-A and 1998-B. Reference is made to the letter dated January 26, 1998 from Aryeh Trading, Inc. ("Placement Agent") and agreed and accepted by the Company (the "Original Agreement").

           We hereby agree that the following modifications to the Original Agreement be made, and that that the terms of this letter supersede the terms of the Original Agreement to the extent set forth below:

      1. All of the terms relating to the Second Offering set forth in Paragraph 2(a) of the Original Agreement (i.e., all of Paragraph 2(a) except the first two sentences) are replaced with the following terms: Each of the three closings for the Second Offering will be held on an "Additional Closing Date," as defined in the Amendment to the Securities Purchase Agreement by and between the Company and the Buyer.

      2. The Fees described in Paragraph 2(b) of the Original Agreement shall apply solely to the First Offering. In respect of the Second Offering, the Company will receive net proceeds of the sale of the 1998-B Preferred Stock after deducting the Placement Agent's cash fee of 6% of the aggregate principal amount of 1998-B Preferred Stock.

      3. Paragraph 2(c)(ii) of the Original Agreement shall not apply. Shares of the 1998-B Preferred Stock issued in the Second Offering shall be convertible into Common Stock at the lesser of (I) 80% of the average closing bid price of the Common Stock for the five trading days prior to conversion, and (ii) 100% of the average closing bid price of the Common Stock for the five trading days prior to the Additional Closing Date with respect to such shares, the price as reported by the OTC Bulletin Board or other principal securities exchange or market on which the Common Stock is or may be traded.

      4. Exhibit A attached to the Original Agreement shall be replaced with Exhibit A attached to this letter.

           In addition, we agree that the Company shall grant to the Placement Agent, for a period of ninety (90) days following the execution of this letter, a right of first refusal with respect to the issuance of securities by the Company as follows. In the event the Company proposes to undertake an issuance of any securities which are or are convertible into Common Stock, the Company shall give notice thereof to the Placement Agent, which notice shall specify in detail the type of issuance, the price at and the general terms and conditions upon which the
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Company proposes to issue the securities. The Placement Agent shall have the right, for a period ending at 11:00 p.m. on the fifth business day after the Company's notice, to purchase or place the securities for the same price and upon the same general terms and conditions specified in the Company's notice. The Placement Agent may exercise such right by giving written notice of such exercise to the Company. In the event the Placement Agent fails to give written notice of the exercise of its right of first refusal to the Company within the five day period, the Company may issue the new securities to a third party and the Placement Agent shall have no rights with respect thereto; provided, however, that if the price or general terms and conditions of the proposed issuance change materially from those specified in the Company's notice, the Company shall give notice thereof to the Placement Agent and the Placement Agent shall again have a right of first refusal as described above.


Dated:  July 30, 1998

                                            ARYEH TRADING, INC.

                                            By: /s/ Moishe Bodner
                                                ---------------------
                                            Name:   Moishe Bodner
                                            Title:  President
Agreed and Accepted:

SALIVA DIAGNOSTIC SYSTEMS, INC.

By: /s/ Kenneth J. McLachlan
    ---------------------------
Name:   Kenneth J. McLachlan
Title:  President and CEO


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                                    EXHIBIT A

CONVERSION TERMS:     The two offerings of Preferred Stock are convertible into
     shares of Common Stock  according on the following schedule:

                      a. For the First Offering:
                      --25% of the Preferred Stock is convertible beginning 90 days after issuance;
                      --an additional 25% of the Preferred Stock
                      (cumulative 50%) is convertible beginning 120 days after issuance;
                      --an additional 25% of the Preferred Stock
                      (cumulative 75%) is convertible beginning 150 days after issuance; and
                      --100% of the Preferred Stock is convertible beginning 180 days after issuance.

                      b. For the Second Offering:
                      --100% of the Preferred Stock is convertible beginning 90 days after issuance.

                      The securities of each offering are convertible up to two
                      (2) years from such offering's Closing Date. In the event that any securities remain outstanding on the second anniversary of the relevant Closing Date, all remaining securities must be converted.

WARRANTS:             The Buyer or its designee shall be issued transferable
     divisible warrants to purchase an aggregate 1,000,000 shares of Common Stock with an exercise price equal to the average closing bid price of the common stock for five (5) trading days ending on the trading day prior to the First Closing Date. Warrants for 750,000 of these shares will be issued on the First Closing Date and will be exercisable immediately; the warrants for the remaining 250,000 shares will be issued on the First Additional Closing Date and will be exercisable commencing no earlier than 10 days after such Closing Date. No additional warrants will be issued to the Buyer in connection with closings of the Second Offering. The common stock underlying the Warrants will be registered pursuant to a registration rights agreement. The Warrants will have a term of five (5) years from the First Closing Date.

REGISTRATION
RIGHTS:               The Company will agree to file one or more registration
     statements or amendments to an existing registration statement covering the Common Stock underlying the Preferred Stock of each Offering within thirty
     (30) days after (i) the First Closing Date with respect to the First Offering and (ii) the First Additional Closing Date with respect to the Second Offering, and will cause such registration statement to become effective no later than the "Required Effective Date," which is ninety (90) days from the applicable Closing Date.
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LATE FILING OR
EFFECTIVENESS:        If the Company does not file the registration statement
     with SEC on timely basis, or if the registration statement is not declared effective by the Required Effective Date, the Company will compensate the Buyer in an amount equal to 2% per month of the principal amount of the Preferred Stock acquired. Such payment will be made in cash on demand and will continue to accrue until the registration statement is declared effective.

AVAILABLE SHARES:     The Company will have reserved for issuance, or will have
     taken steps to ensure there will be available for issuance at the time of conversion, to the Buyer at least 150% of the shares then anticipated to be necessary for issuance upon conversion of all outstanding Preferred Stock and all Warrants.

DELIVERY OF
CERTIFICATES:         On conversion, the Company will direct the transfer agent
     to deliver certificates for shares to Buyer within 3 business days. If such direction is made more than 5 days late, the Company will compensate Buyer at rate of $100/day for first 10 days and $200/day thereafter for each $10,000 of purchase price. Buyer will also have right to rescind conversion notice. In addition, if, after 3rd business day, the Company has not made its request of transfer agent, if Buyer has sold shares of Common Stock, the Company will compensate Buyer for extra costs incurred to cover sale.

LIMITATIONS ON
COMPANY'S ISSUANCE:   If the Company does not have sufficient authorized but
     unissed shares of Common Stock at any time a holder submits a notice of conversion, the Company shall use its best efforts to take all necessary action to obtain shareholder approval, as promptly as possible, to authorize the issuance of sufficient shares of Common Stock to effect the conversion. In the event that the Company's common stock becomes traded on The Nasdaq SmallCap Market, the parties will agree to amend the Certificates of Designations, Preferences and Rights for the Preferred Stock to provide for automatic redemption of the common stock issuable upon conversion in excess of the 19.99% exchange cap.

ADJUSTMENTS:          Under certain circumstances (including, but not
     necessarily limited to, recapitalizations, stock splits, reverse stock splits) the conversion price and the warrant exercise price will be adjusted. In the event the Company does a "spin off" transaction prior to conversion or warrant exercise, additional provisions relating to adjustment in price and shares of spun off entity will apply.

DILUTIVE EFFECT:      The Company will acknowledge possible dilutive effect of
     conversion and exercise terms, including possible price adjustment.
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HEDGE FUND:           The Company will acknowledge that Buyer may be "hedge"
     fund and may engage in certain hedging transactions.

NO UNDISCLOSED LIABILITIES
OR EVENTS REQUIRING
DISCLOSURE:           The Company will represent that (i) it has no undisclosed
     liabilities other than in the ordinary course of business (which individually or in the aggregate do not have a material adverse effect on the condition of the Company) and (ii) there are no events or circumstances requiring public disclosure which have not been disclosed.

REGULATION D:         The Company will represent that neither it nor its
     affiliates have engaged in any sales or offers which would eliminate the Regulation D exemption for this transaction.

TRANSFER AGENT
AUTHORIZATION:        The Company will authorize the transfer agent to give
     public information relating to the Company directly to Buyer or representatives.

OPINION:              The Company counsel will provide an opinion to Buyer
     substantially in form attached to Securities Purchase Agreement.